Exhibit 10.14


                                 AMENDMENT TO
                             STOCK PURCHASE PLAN
                           EFFECTIVE AUGUST 2, 1995

     NOW, THEREFORE, BE IT RESOLVED, that Articles IV, V and VI of the Stock Purchase Plan are hereby amended to be and read in their entirety as follows:

                                  ARTICLE IV

                                Participation

          Participation in the Plan shall be voluntary for Eligible Employees of a participating Company and for Non-Employee Directors of the Corporation who are employed, appointed or elected to serve prior to September 1, 1995. All non-employees who become directors of the Corporation on or after September 1, 1995 shall participate in the Plan. Participation shall become effective with regard to each Non-Employee Director as of the date of such Non-Employee Director's appointment or election as a Director of the Corporation.

                                  ARTICLE V

                        Participants' Contributions

          Each Non-Employee Director who is a Participant in the Plan prior to September 1, 1995, shall continue to contribute an amount equal to that being contributed by such Non-Employee Director as of September 1, 1995.
Each Non-Employee Director who becomes eligible to participate in the Plan on or after September 1, 1995 shall contribute to the Plan the full amount of all director's fees paid by the Corporation to such Non-Employee Director.
No Non-Employee Director shall be permitted to revoke or otherwise modify his election to participate in the Plan.

                                  ARTICLE VI

                           Company's Contributions

          1. In the case of Eligible Employees, each participating Company, on the Purchase Date of each month, during each year of the Plan, shall pay into the Plan, to be credited to the account of each Participant, an amount equal to 50% of the amount contributed by each Participant.

          In the case of Non-Employee Directors, the Corporation, on or before the Purchase Date following the date of the meeting of the Board of Directors (or a committee thereof) at which a Non-Employee Director is appointed or elected and for which directors' fees are paid, shall pay to the Plan, to be credited to the account of each such Non-Employee Director, an amount equal to 50% of the Directors' Fees contributed by such Non-Employee Director. The percentage contribution by the Corporation shall not be subject to modification while the Plan is in effect.

          All taxes subject to being withheld which are payable with respect to the Company's contributions on behalf of Eligible Employees will be deducted from the balance of such Eligible Employee's salary or manager's compensation during the pay period in which such contribution by the Company is made, and will not reduce the amount of the Company's contribution.

          2. All contributions to the Plan by the Company are subject to existing laws, governmental orders and regulations, if any, applicable to wage increases.